SCHEDULE 14A INFORMATION
             Proxy Statement Pursuant to Section 14(a) of the
                     Securities Exchange Act of 1934

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                            COLONIAL DOWNS HOLDINGS, INC.
------------------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

                            COLONIAL DOWNS HOLDINGS, INC.
------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

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            offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing
            1) Amount previously paid:
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            2) Form, Schedule or Registration Statement no:
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
                         COLONIAL DOWNS HOLDINGS, INC.
                         10515 Colonial Downs Parkway
                             New Kent, VA 23124

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To be Held July 6, 1999

     NOTICE IS HEREBY GIVEN that the annual meeting of Shareholders (the "Annual Meeting") of Colonial Downs Holdings, Inc., (the "Company"), a Virginia corporation, will be held on July 6, 1999 at 2:00 p.m., local time, at Colonial Downs Racetrack, 10515 Colonial Downs Parkway, New Kent, Virginia for the following purposes:

     1. To elect two Class II directors for a term of three years and until their successors are duly elected and qualified.

     2. To amend the Colonial Downs Holdings, Inc. 1997 Stock Option Plan to add 95,000 shares of Class A Common Stock to the Plan.

     3. To ratify the appointment of the accounting firm BDO Seidman, LLP as independent auditors for the Company for the current year.

     4. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

     These items are fully discussed in the following pages, which are made part of this Notice. Only shareholders of record at the close of business on June 1, 1999 are entitled to vote at the Annual Meeting. A list of shareholders entitled to vote will be available for inspection at the offices of Colonial Downs, 10515 Colonial Downs Parkway, New Kent, VA 23124, for 10 days prior to the Annual Meeting.

     Please sign and date the accompanying proxy card and return it promptly in the enclosed postage-paid envelope whether or not you plan to attend the meeting in person. Instructions are included with the proxy card. If you attend the Annual Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. The proxy may be revoked at any time prior to its exercise.

                                    FOR THE BOARD OF DIRECTORS

                                    /s/ Jeffrey P. Jacobs

                                    Jeffrey P. Jacobs
                                    Chairman and Chief Executive Officer

New Kent, Virginia
June 7, 1999

                         COLONIAL DOWNS HOLDINGS, INC.
                         10515 Colonial Downs Parkway
                              New Kent, VA 23124
                                (804) 966-7223

                               PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors of Colonial Downs Holdings, Inc. (the "Company") for use in voting at the Annual Meeting of Shareholders ("Annual Meeting") to be held July 6, 1999 at 2:00 p.m., local time, at Colonial Downs Racetrack, and at any adjournment or postponement thereof, for the purposes set forth in the attached notice.

VOTING AND REVOCABILITY OF PROXIES

     When proxies are properly dated, executed and returned, the shares they represent will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted FOR the election of the nominees for directors set forth herein, FOR the amendment of the 1997 Stock Option Plan set forth herein, and FOR ratification of the appointment of auditors. In addition, if other matters come before the Annual Meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters. A stockholder giving a proxy has the power to revoke it at any time prior to its exercise by voting in person at the Annual Meeting, by giving written notice to the Secretary prior to the Annual Meeting or by giving a later dated proxy.

     With the exception of a vote regarding (i) a merger, (ii) a sale of substantially all of the assets of the Company, or (iii) an amendment to the Articles of Incorporation or Bylaws of the Company, each share of Class A Common Stock outstanding on the record date is entitled to one vote and each share of Class B Common Stock outstanding on the record date is entitled to five votes on all matters. With regard to the preceding exceptions, each share of Class A and Class B Common Stock outstanding on the record date is entitled to one vote. If a share is represented for any purpose at the meeting it is deemed to be present for quorum purposes and for all other matters as well. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present or represented at the meeting. Broker Shares that are not voted on any matter at the meeting will not be included for quorum purposes.

RECORD DATE AND SHARES OUTSTANDING

     As of June 1, 1999, Colonial Downs had 5,007,500 shares of Class A Common Stock and 2,242,500 shares of Class B Common Stock. Only shareholders of record at the close of business on June 1, 1999 will be entitled to vote at the Annual Meeting

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

INFORMATION ABOUT NOMINEES AND OTHER DIRECTORS

     The Company's Board of Directors presently consists of seven directors. There are two Class I director's, two Class II directors and three Class III directors. Each director's term is for a period of three years, staggered such that only one class of directors is voted upon at each annual meeting. The Class II directors' terms expire in 1999, the Class III directors' terms expire in 2000, and the Class I directors' terms expire in 2001.

     Two Class II directors will be elected at the Annual Meeting to hold office, subject to the provisions of the Company's Bylaws, until their respective successors are duly elected and qualified at the annual meeting of shareholders of the Company to be held in 2002.

     Unless otherwise instructed on the proxy, the shares represented by proxies will be voted FOR the election as directors of all of the nominees named below. Each of the nominees has consented to being named as a nominee in the Proxy Statement and has agreed that, if elected, he will serve on the Board of Directors for his three-year term and until his successor has been elected. If any nominee becomes unavailable for any reason, the shares represented by proxies may be voted for a substitute nominee designated by the Board of Directors. The Company is not aware of any family relationship among any of the directors, nominees to become directors, or executive officers of the Company.

     The following table sets forth the name, age, principal occupation, and respective service dates of each person who has been nominated to be a director of the Company:

Name of Nominee           Age       Principal Occupation
---------------           ---       --------------------
Arnold W. Stansley        66        Mr. Stansley is an owner and has been an
                                    executive officer of Raceway Park, a
                                    Standardbred racetrack in Toledo, Ohio,
                                    for the last nine years.  From 1993 to
                                    1997, he served as President of Stansley
                                    Management Corp., Colonial Downs, L.P.'s managing general partner prior to the reorganization of the Company in connection with its initial public offering of stock. He also served as President of Stansley Racing prior to the reorganization, from 1994 to 1997. Mr.
                                    Stansley has been a director of the
                                    Company since March 1997.

Name of Nominee         Age     Principal Occupation
---------------         ---     --------------------
William J. Koslo, Jr.    39     Mr. Koslo joined CIBC Oppenheimer Corp., an
                                investment banking subsidiary of the Canadian
                                Imperial Bank of Commerce, as a director in September 1996. From 1993 to 1996, Mr. Koslo was an associate director of the investment bank Rodman & Renshaw, Inc. In 1992 and 1993, he was a vice president with Creditanstalt-
                                Bankverein, a commercial bank then affiliated with Rodman & Renshaw, Inc. Mr. Koslo has been a director of the Company since March
                                1997.


     The Board of Directors recommends a vote FOR the proposed directors.

     The following directors have served as directors of the Company since March 1997 and are continuing in office for terms expiring in 2000 or 2001, as indicated:


Name of Director        Age     Principal Occupation
----------------        ---     --------------------
Stephen Peskoff          56     Mr. Peskoff has acted as a consultant to
                                Friedman, Billings, Ramsey & Co. for the last four years and served as President of Underhill Investment Corp. since 1976. Mr.
                                Peskoff was active in the thoroughbred horse industry from 1978 to 1992 during which time he won two Eclipse Awards (1983 and 1991) and was the breeder of the 1991 horse of the year
                                (Black Tie Affair). Mr. Peskoff has been a director of the Company since March 1997.

Patrick J. McKinley      44     Mr. McKinley has served as Executive Vice
                                President of Jacobs Investment, Inc. for more than twenty years and is responsible for such company's day-to-day operations. Mr. McKinley has over twenty years' experience in restaurant operations and real estate development and management. Mr. McKinley has been a director of the Company since March
                                1997.

Name of Director        Age     Principal Occupation
----------------        ---     --------------------
Jeffrey P. Jacobs        45     Mr. Jacobs serves as Chairman of the Board and
                                Chief Executive Officer of the Company.  From
                                1995 to the present, he has served as Chairman and Chief Executive Officer of Jacobs
                                Entertainment Ltd., a company based in
                                Cleveland, Ohio that has investments in other gaming companies and ventures, including Black
                                Hawk Gaming & Development Company, Inc. based in Black Hawk, Colorado. From 1975 to present, he also has served as President and CEO of Jacobs Investments, Inc., a company engaged in the development, construction and operation of residential and commercial real estate and entertainment projects in Ohio.
                                Mr. Jacobs also served in the Ohio House of Representatives from 1982 until 1986. Mr.
                                Jacobs' term as a director of the Company expires in 2000.

Robert H. Hughes         58     Mr. Hughes has served as Chief Financial
                                Officer of Jacobs Investments, Inc. since 1993 and he will retire in May 1999. Mr. Hughes is a director of Black Hawk Gaming and Development Co., Inc. Mr. Hughes was a partner in charge of the audit department of the Cleveland office of the accounting firm of Deloitte & Touche LLP until his retirement in 1991. Mr. Hughes is a certified public accountant. Mr. Hughes' term as a director of the Company expires in 2000.

David C. Grunenwald      45     Mr. Grunenwald has served as Vice President of
                                Development and Leasing for Jacobs
                                Investments, Inc. since 1988 and directs such company's development, construction, and leasing operations. Prior to joining Jacobs
                                Investments, Inc., Mr. Grunenwald worked for
                                Weston, Inc. (1987-88) in syndication and property management and Touche Ross & Company from 1981 to 1987 as a tax consultant. Mr.
                                Grunenwald's term as a director expires in 2000.

     The executive officers, in addition to Mr. Jacobs, of the Company are as follows:

Name of Officer         Age     Position with the company
---------------         ---     -------------------------
Ian M. Stewart           44     Mr. Stewart has served as President since
                                November 1998 and Chief Financial Officer since June 1997. From January 1998 through
                                November 1998, Mr. Stewart served as Chief
                                Operating Officer of the Company. Prior to that time, Mr. Stewart was CFO for Barber
                                Martin & Associates from March 1997 to June
                                1997.  From October 1994 to March 1997, Mr.
                                Stewart served as a consultant and a temporary
                                CFO for several Virginia based businesses.
                                From December 1989 to September 1994, Mr.
                                Stewart was Vice President and CFO of Hat
                                Brands, Inc. Mr. Stewart is a certified public accountant.

Jerry M. Monahan         59     Mr. Monahan has served as Vice President -
                                Racing Operations since June 1997. Prior to that time, Mr. Monahan was Vice President and General Manager of the Lexington Trots Breeder
                                Association.  Prior to that, Mr. Monahan was
                                Vice President and General Manager of Buffalo
                                Raceway.

                      MEETINGS OF THE BOARD OF DIRECTORS
                    AND INFORMATION ABOUT BOARD COMMITTEES

     The Board of Directors held six meetings during the fiscal year ended December 31, 1998. Each director attended at least 75% of all meetings of the Board.

     The Company has three standing Committees: the Audit Committee, the Compensation Committee and the Stock Option Committee. The Audit Committee consists of William J. Koslo, Jr., Stephen Peskoff and Robert H. Hughes. Jeffrey P. Jacobs, Stephen Peskoff, and William J. Koslo, Jr. are the members of the Compensation Committee. Jeffrey P. Jacobs, William J. Koslo, Jr. and Patrick J. McKinley are members of the Stock Option Committee. The Audit Committee reviews financial matters and the Company's auditors' reports. The Compensation Committee reviews compensation and benefits for the Company's executives. The Stock Option Committee administers the grant of stock options to executive officers under the Company's 1997 Stock Option Plan. The Company does not have a nominating committee. The Compensation Committee held one meeting in 1998 at which it recommended an increase in the salary of Mr. Stewart from $90,000 to $120,000 and a salary of $75,000 for Mr. Monahan. The Stock Option Committee held two meetings in 1998.

     The Company pays director's fees to each Director who is not an employee of the Company. During the year ending December 31, 1998, each non-employee Director received a per meeting fee of $1,000 for each Board of Directors meeting attended in person, and $500 for each Board of Directors meeting attended by phone. Additionally, Directors receive $500 for each meeting of a Committee which he attends. The compensation for attending Board of Directors and Committee meetings are paid in the form of shares of Class A Common Stock. The amount of shares per meeting is determined by using the average closing price of Class A Common Stock for the two trading days preceding the meeting, the day of the meeting, and the two trading days following the meeting. The shares of Class A Common Stock for payment of such fees has been reserved for but not yet issued.

COMPENSATION COMMITTEE

     The Company's executive officer compensation program is administered and reviewed by the Compensation Committee of the Board of Directors (the "Compensation Committee"). The Compensation Committee has determined that compensation of executive officers should include a mixture of short and long range compensation plans which attract, motivate and retain competent executive personnel, increase executive ownership interests in the Company and encourage increases in the Company's productivity and profitability. As such, the Company's policy is that executive compensation should be directly and materially related to the short-term and long-term operating performance and objectives of the Company. To achieve these ends, executive compensation, including base salary and stock option grants, is to a significant extent dependent upon the Company's financial performance and the return on its Common Stock. However, to ensure that the Company is strategically and competitively positioned for the future, the Compensation Committee may attribute significant weight to other factors in determining executive compensation, such as maintaining competitiveness implementing capital improvements, expanding markets and achieving other long-range business and operating objectives. The base salaries for Jeffrey P. Jacobs, Ian M.
Stewart, and Jerry M. Monahan are set pursuant to employment agreements and currently are $120,000, $120,000, and $75,000 per year, respectively. Mr. Stewart's salary was increased from $90,000 to $120,000 to reflect the increase in his responsibilities and in recognition of his cost reduction efforts on behalf of the Company.

STOCK OPTION COMMITTEE

     Stock options are granted under the provisions of the Company's 1997 Stock Option Plan (the "Plan"). Stock options are granted to reinforce the importance of improving shareholder value over the long-term and to encourage and facilitate director and executive stock ownership. Under the Plan, stock options are either incentive stock options or non-qualified stock options. Stock options are granted at not less than 100% of the fair market value of the stock on the date of grant to ensure that executives can only be rewarded for appreciation in the price of the Common Stock where the Company's shareholders are similarly benefited. The stock options which have already been issued vest at a rate of twenty percent (20%) per year for five years with the exception of Mr. Stewart's 1998 award which vests in one year. For future grants, the Stock Option Committee will establish levels of participation for the stock option program based upon each director's, executive officer's or other employee's position in the Company. The number of options to be granted will be contingent on the individual and the Company's performance, tenure and future potential.

AUDIT COMMITTEE

     The principal functions of the Audit Committee are to recommend engagement of the Company's auditors, to consult with the Company's auditors concerning the scope of the audit, to review with the auditors the results of the examination, to review and approve any material accounting policy changes affecting the Company's operating results, and to review the Company's financial control procedures and personnel.

                        SECURITY OWNERSHIP OF CERTAIN
                      BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of March 31, 1999, by
(i) each person known to the Company to own beneficially more than five percent of the Company's outstanding Common Stock, (ii) each director, (iii) the chief executive officer and each of the four other most highly compensated executive officers of the Company whose salaries and bonuses were in excess of $100,000, and (iv) all of the executive officers and directors of the Company as a group.

Amount and Nature of Beneficial Ownership of Common Stock

                                                                                   Voting Power
                                                      Percent of Common             as Percent
                                Shares Owned          Stock Outstanding             of Common
                                ------------          -----------------               Stock
Name of Beneficial Owner     Class A    Class B       Class A   Class B    All    Outstanding(1)
------------------------     -------    -------       -------   -------    ---   --------------
CD Entertainment Ltd. (2)
1231 Main Avenue
Cleveland, OH  44113      1,772,432 (3)  2,257,500 (4)  31.4%    75.3%    48.5%      63.3%

Jeffrey P. Jacobs (5)     1,792,432      2,257,500 (4)  31.7%    75.3%    48.6%      63.3%

Arnold W. Stansley(6)       491,901        510,000       9.8%    22.7%    13.8%      18.8%

James M. Leadbetter(7)
110 Arco Drive
Toledo, Ohio 43607          216,581        225,000       4.3%    10.0%     6.1%       8.3%

Stephen Peskoff (8)         117,062          ----        2.3%-   ----      1.6%        *

David C. Grunenwald(9)       12,631          ----         *      ----       *          *

Robert H. Hughes(9)          12,493          ----         *      ----       *          *

Patrick J. McKinley(9)       12,693          ----         *      ----       *          *

William J. Koslo, Jr.(9)     12,479          ----         *      ----       *          *

All executive officers
and directors as a
group (9 persons)(10)     2,699,273      2,767,500      47.6%    92.3%    65.5%      80.7%

* Represents less than 1%.

(1) Except for votes on (i) a merger, (ii) a sale of substantially all of the assets of the Company, (iii) an amendment to the Articles of Incorporation or Bylaws of the Company, in which case the voting power of the Company's officers and directors will be equal to their total respective percentage ownership of Common Stock outstanding, as set forth herein.

(2) CD Entertainment Ltd. is beneficially owned by Jeffrey P. Jacobs, and Gary L. Bryenton and Jeffrey P. Jacobs as Trustees under the
     Opportunities Trust Agreement dated February 1, 1996.

(3) Includes 300,000 shares of Class A Common Stock which may be acquired upon the exercise of options issued by Messrs. Arnold W. Stansley and James M. Leadbetter to CD Entertainment Ltd. And 332,432 shares of Class A Common Stock issuable upon the conversion of a Convertible Subordinated Promissory Note held by CD Entertainment.

(4) Includes 757,500 shares of Class B Common Stock issuable upon conversion of two Convertible Subordinated Notes held by CD Entertainment.

(5) Represents the shares owned by CD Entertainment Ltd. and options for 20,000 shares held pursuant to the Stock Option Plan.

(6) Includes 210,000 shares that are subject to an option in favor of CD Entertainment Ltd. from Mr. Arnold W. Stansley and 25,000 shares that are subject to an option in favor of Stephen Peskoff. Includes 1,901.28 shares accrued but not yet issued as compensation for attending Board of Directors meetings in 1997 and 1998.

(7) Includes 90,000 shares that are subject to an option in favor of CD Entertainment Ltd. from Mr. James M. Leadbetter and 25,000 shares that are subject to an option in favor of Stephen Peskoff.

(8) Represents 15,000 shares owned by Underhill Investment Corp., an affiliate of Mr. Peskoff, options for 50,000 shares granted under the Stock Option Plan, options for 25,000 shares from Mr. Arnold W. Stansley, options for 25,000 shares from Mr. Leadbetter and 2,062.41 shares accrued but not yet issued as compensation for attending Board of Directors meetings in 1997 and 1998.

(9) Includes options granted to directors as well as shares accrued but not yet issued to directors as compensation for attending Board of Directors meetings in 1997 and 1998.

(10) Includes (i) all shares owned directly or indirectly, (ii) all options held, except those to purchase shares issued to another officer or director, and (iii) shares accrued but not yet issued as compensation for
     attending Board of Directors meetings in 1997 and 1998.   The address of
     all directors and employees is c/o Colonial Downs, 10515 Colonial Downs Parkway, New Kent, Virginia 23124.

EXECUTIVE COMPENSATION

     The following table sets forth a summary of all compensation paid or accrued by the Company for services rendered for the last three fiscal years to the Company's Chief Executive Officer and each executive officer whose aggregate cash compensation in 1998 exceeded $100,000:

                          SUMMARY COMPENSATION TABLE

                              Annual Compensation         Long Term Compensation
                           ---------------------------  ----------------------------
                                                              Awards         Payouts
                                                        -------------------  -------
                                              Other     Restricted  Options/  LTIP
Name and Principal                            Annual      Stock       SARs   Payouts   All Other
Position            Year   Salary   Bonus  Compensation   Awards     (#)(3)    ($)   Compensation
--------            ----   ------   -----  ------------   ------     ------    ---   -------------
Jeffrey P. Jacobs   1998  $120,000   (1)       (2)          (1)        (1)     (1)        (1)
Chief Executive     1997   120,000   (1)       (2)          (1)      20,000    (1)        (1)
Officer             1996     (1)     (1)       (2)          (1)        (1)     (1)        (1)

Ian M. Stewart      1998  $120,000   (1)       (2)          (1)      10,000    (1)        (1)
President           1997    46,420   (1)       (2)          (1)      10,000    (1)        (1)
                    1996     (1)     (1)       (2)          (1)        (1)     (1)        (1)

(1)  No Compensation of this type received.
(2) Other Annual Compensation for executive officers is not reported as it is less than the required reporting threshold of the Securities and Exchange Commission.
(3) Number of shares of Common Stock issuable upon exercise of options granted during 1997 and 1998. The Company did not grant any Stock Appreciation Rights during 1997 and 1998.

                   EMPLOYEE GRANTS OF STOCK OPTIONS IN 1998

                                                                         Potential Realizable
                                                                           Value At Assumed
                 Number of     % of Total                                   Annual Rates Of
                Securities       Options                                      Stock Price
                Underlying     Granted to      Exercise                    Appreciation For
                  Option      Employees in    Prices Per   Expiration       Option Term (1)
Name             Granted      Fiscal Year       Share         Date           5%         10%
----             -------      -----------       -----         ----         ------     -------
Ian M. Stewart    10,000        16.95%          $1.00      12/15/2008      $   -     $  4,603
All other         49,000        83.05%          $1.00      12/15/2008      $   -     $ 22,554

(1) In accordance with Securities and Exchange Commission rules, these columns show gains that might exist for the respective options, assuming that the market price of Colonial Downs' Common Stock appreciates from the date of grant over a period of 10 years at the annualized rates of 5% and 10%, respectively. If the stock price does not increase above the exercise price at the time of exercise, realized value to the individual employee from these options will be zero.

                   NON-EMPLOYEE GRANTS OF STOCK OPTIONS IN 1998

                                                                           Potential Realizable
                                                                             Value At Assumed
                     Number of     % of Total                                 Annual Rates Of
                    Securities       Options                                    Stock Price
                     Underlying     Granted to      Exercise                 Appreciation For
                       Option      Non-Employees   Prices Per  Expiration     Option Term (1)
Name                  Granted     in Fiscal Year      Share        Date         5%         10%
----                  -------      -----------        -----        ----      ------     -------
Patrick J. McKinley    10,000       50.00%          $1.00       12/15/2008   $   -     $  4,603
William J. Koslo Jr.   10,000       50.00%          $1.00       12/15/2008   $   -     $  4,603

(1) In accordance with Securities and Exchange Commission rules, these columns show gains that might exist for the respective options, assuming that the market price of Colonial Downs' Common Stock appreciates from the date of grant over a period of 10 years at the annualized rates of 5% and 10%, respectively. If the stock price does not increase above the exercise price at the time of exercise, realized value to the individual employee from these options will be zero.

REPRICING OF OPTIONS

     On December 15, 1998, the Stock Option Committee and the Board of Directors of the Company approved the repricing of certain options held by directors, consultants and employees pursuant to which option exercise prices were reduced from $9.50 per share to $1.00 per share, which price was in excess of the $0.56 per share, fair market value of the Company's Class A Common Stock as of December 15, 1998. All other terms of the options remained unchanged. The repricing did not apply to options held by Mr. Jacobs.

     The basis for the Board of Director's determination to approve the repricing was that (i) the Company's interest in providing a compensation incentive through the use of stock options would be adversely affected as to employees, consultants and directors whose stock options had exercise prices substantially in excess of the market price of the Company's Class A Common Stock ("Underwater Options"); and (ii) employees holding Underwater Options were seen to be vulnerable to being recruited by other employers who offer a more attractive incentive compensation.

     The table below sets forth information concerning repricings of stock options held by any executive officer of the Company during the ten completed fiscal years.

                         TEN-YEAR OPTION/SAR REPRICINGS

                          Number of                                                  Length of
                         Securities     Market Price                               Original Term
                         Underlying     of Stock at    Exercise Price               Remaining at
                        Options/SARs      Time of        at Time of       New         Date of
                         Repriced or    Repricing or   Repricing or    Exercise      Repricing or
Name             Date    Amended (#)    Amendment ($)  Amendment ($)   Price ($)      Amendment
----             ----    -----------    -------------  -------------   ---------      ----------
Ian M. Stewart  12/15/98    10,000         $.56           $9.50         $ 1.00    Until 6/23/2002

EXERCISE OF STOCK OPTIONS IN 1998

     There were no stock options exercised in 1998. There are no outstanding stock appreciation rights.

                                PROPOSAL 2

                 AMENDMENT OF THE 1997 STOCK OPTION PLAN

INTRODUCTION

     The Company's 1997 Stock Option Plan (the "Plan") was adopted by the Board of Directors and approved by the Company's stockholders in March 1997. The Plan became effective March 18, 1997. Unless sooner terminated by the Board of Directors, the Plan will terminate on March 18, 2007. Options granted under the plan may be either Incentive Stock Options or Non-qualified Stock Options, based on the discretion of the Board of Directors. The maximum aggregate number of shares which may be optioned and sold under the plan is 300,000 shares of Class A Common Stock. The proposed amendment to the stock option plan will increase the number of shares which may be optioned and sold from 300,000 to 395,000.

     No awards may be made under the Plan after its termination. The Plan is intended to provide a means to attract and retain experienced, knowledgeable, and qualified personnel for positions of substantial responsibility with the Company and to provide employees with additional incentive to promote the success of the Company (references to the "Company" in this section will include any parent and subsidiary corporations and partnerships).

     The Board of Directors has approved an amendment increasing the number of shares reserved for issuance under the Plan from 300,000 to 395,000 shares. A copy of the proposed amendment is set out in Annex 1. Currently, 245,000 shares are issuable upon exercise of options granted under the Plan. The Board recommends an increase in the aggregate number of shares that may be subject to options to afford the Company the flexibility to make awards deemed necessary during the coming years. Other than with respect to the amendment, the Plan would remain unchanged.

     Adjustments will be made in the number of shares which may be issued under the Plan and in the exercise price of outstanding options in the event of a future stock dividend, stock split or other increase or decrease in the number of outstanding shares of common stock without receipt of consideration by the Company. In addition, any distribution of assets by the Company except for cash dividends is considered to be a stock dividend for purposes of the foregoing adjustments.

     The Plan permits the issuance of Incentive Stock Options intended to qualify under Section 422 of the Internal Revenue Code of 1986, and for Nonqualified Stock Options not intended to qualify as Incentive Stock Options. Incentive Stock Options may be granted only to employees of the Company. Nonqualified Stock Options may be granted to employees as well as nonemployee directors and consultants to the Company. Exercise prices of Incentive Stock Options under the Plan must be at fair market value per share at date of grant or, in the case of Incentive Stock Options granted to employees who own more than 10% of the voting power of all classes of stock of the Company, at 110% of the fair market value per share at date of grant.

     The value of incentive stock options, based on the exercise price, that can be exercisable for the first time in any calendar year under the Plan is limited to $100,000.

     Each option is exercisable after the period or periods, or the satisfaction of any conditions, specified in the stock option agreement between the Company and the recipient; provided, however, that incentive stock options may not be exercised after the first to occur of (i) 10 years (or, in the case of an incentive stock option granted to a 10 percent shareholder, five years) from the date on which the incentive stock option was granted, (ii) 30 days (or such other period not exceeding three months as determined by the Board or committee administering the Plan) from the optionee's termination of employment with the Company for reasons other than death or disability, (iii) three months (or such other period not exceeding 12 months as determined by the Board or committee administering the Plan) from the optionee's termination of employment on account of disability, (iv) 12 months from the optionees' termination of employment on account of death, and (v) if death occurs within the period specified in clause (ii), three months following the date of death. The Board, or committee administering the Plan, may accelerate or defer (with the optionee's consent) the exercise date of an option.

     Upon exercise of an option, the exercise price shall be paid in a manner determined by the Board of Directors, or committee administering the Plan, and may consist entirely of cash, check, promissory note, shares of common stock having a fair market value equal to the option price or a combination thereof.

ADMINISTRATION

     The Plan is administered by the Stock Option Committee. The Stock Option Committee has the power and complete discretion, subject to Board approval, to determine when to grant awards, which employees and other eligible participants will receive awards, whether the award will be an incentive or nonqualified stock option, and the number of shares to be allocated to each option. The Board, or the Stock Option Committee may impose conditions on the exercise of options, and may impose such other restrictions and requirements as it may deem appropriate.

TRANSFERABILITY OF AWARDS

     An incentive option awarded under the Plan may not be sold, transferred, pledged, or otherwise disposed of, other than by will or by the laws of descent and distribution. All incentive options granted to a participant under the Plan shall be exercisable during his lifetime only by such participant. Upon the death of a participant, his personal representative or beneficiary may exercise his rights under the Plan. Under the Plan nonqualified options may be transferred; however, the Company restricts such transferability pursuant to stock option agreements relating to nonqualified options granted under the Plan.

AMENDMENT OF THE PLAN AND AWARDS

     The Board of Directors may amend the Plan in such respects as it deems advisable; provided that the shareholders of the Company must approve any amendment that would (i) increase the number of shares of Common Stock that are reserved for issuance under the Plan (other than adjustments upon changes in capitalization or merger), (ii) change the class of persons eligible to be granted options, or (iii) materially increase the benefits accruing to participants under the Plan. Options granted under the Plan may be amended with the consent of the recipient so long as the amended award is consistent with the terms of the Plan.

FEDERAL INCOME TAX CONSEQUENCES

     INCENTIVE STOCK OPTIONS. An optionee who is granted an Incentive Stock Option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon an optionee's sale of the shares (assuming that the sale occurs at least two years after grant of the option and at least one year after exercise of the option), any gain will be taxed to the optionee as long-term capital gain. If the optionee disposes of the shares prior to the expiration of the above holding periods, then the optionee will recognize ordinary income in an amount generally measured as the difference between the exercise price and the lower of the fair market value of the shares at the exercise date or the sale price of the shares. Any gain or loss recognized on such premature sale of the shares in excess of the amount treated as ordinary income will be characterized as capital gain or loss.

     NON-QUALIFIED STOCK OPTIONS. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

     The foregoing is only a summary of the effect of federal income taxation upon optionees with respect to the grant and exercise of options. It does not purport to be complete, and does not discuss the tax consequences of the optionee's death or provisions of the income tax laws of any municipality or state in which the optionee may reside.

     The foregoing summary of the Plan is qualified by reference to the complete text of the Plan, a copy of which is available upon request from the Company at 10515 Colonial Downs Parkway, New Kent, Virginia.

     Although the exercise of the options subject to the amendment may have a dilutive effect on existing shareholders, the amendment will permit the issuance of additional options to attract and retain experienced and knowledgeable employees and to furnish additional incentives to those employees upon whose judgment, initiative, and effort the Company largely depends.

     The Board of Directors recommends a vote FOR ratification of the amendment to the stock option plan to increase the number of shares by 95,000. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR ratification of the amendment.

                                  PROPOSAL 3

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     BDO Seidman, LLP have been selected to be the Company's independent auditors for 1999. BDO Seidman, LLP have been the Company's independent auditors since 1997. In the event ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting thereon, management will review its future selection of auditors.

     A representative of BDO Seidman, LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from the stockholders.

     The Board of Directors recommends a vote FOR ratification of the appointment of BDO Seidman, LLP as independent auditors for the Company for 1999. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR ratification of the appointment.

CERTAIN TRANSACTIONS

     PREMIER ONE DEVELOPMENT COMPANY. At the September 2, 1997 Board of Directors meeting, the independent directors of the Board were asked to review and approve a transaction involving Premier One Development Company ("Premier"). Mr. Jacobs, Mr. Hughes and Mr. Grunenwald are affiliated with Premier. Premier audits, researches, pre-develops, and assists in the acquisition of new opportunities for the Company. The Company's independent members of the Board of Directors approved the entering of a two-year agreement with Premier which commenced on October 1, 1997 and will extend through September 30, 1999 pursuant to which Premier will receive a fee of $226,000 per year for services provided.

     NORGLASS, INC. The Company's subsidiary, Colonial Downs, L.P. (the "Partnership"), is engaged in a contract dispute under the Construction Agreement, dated February 10, 1997 (the "Construction Contract"), between the Partnership and Norglass, Inc. ("Norglass"). James Leadbetter, a beneficial shareholder of more than 5% of the Company, is also the beneficial shareholder of more than 5% of Norglass' stock. Pursuant to the terms of the Construction Contract, the Partnership is proceeding before the American Arbitration Association ("AAA") against Norglass, the general contractor engaged to manage the construction of Colonial Downs' racetrack. In the proceeding, the Partnership challenges the validity of Norglass' mechanic's liens for approximately $11.8 million (subsequently reduced to $6.5 million) and asserts a damage claim against Norglass in an amount of not less than $7.7 million. The Partnership is vigorously pursuing its claims against Norglass and is vigorously defending against claims for payment by Norglass under the Construction Contract.

     COLONIAL GIFTS & SPORTSWEAR. The Company has entered into an agreement with Colonial Gifts & Sportswear, Inc., a Virginia corporation ("Sportswear"), for the sale of gifts and apparel. Pursuant to the agreement, the Company provides space at the racetrack and racing centers to Sportswear in exchange for a royalty based on Sportswear's gross sales. Although the Company received less than $10,000 in 1998 under the agreement, the expected value of the contract may be in excess of $60,000. Sportswear is wholly owned by the wife and daughter of Mr. Arnold Stansley, a director.

     VIRGINIA CONCESSIONS, L.L.C. Virginia Concessions, L.L.C. has an agreement with the Company to provide food and beverage concessions at the Company's Racing Centers. Under the Agreement, the Company is responsible for the management and administration of Virginia Concessions in exchange for all earnings (or losses) from food and beverage sales. Virginia Concessions, L.L.C. is beneficially wholly owned by Mr. Jeffrey P. Jacobs.

     FRIEDMAN, BILLINGS, RAMSEY AND COMPANY. Mr. Peskoff is a director of the Company. Friedman, Billings, Ramsey and Company is the beneficial shareholder of more than 5% of the Company's stock. Mr. Peskoff is also a consultant for Friedman, Billings, Ramsey and Company. Friedman, Billings, Ramsey and Company were the lead underwriters for the Company in its initial public offering in March 1997.

     CD ENTERTAINMENT CONVERTIBLE SUBORDINATED PROMISSORY NOTES. The Company is maker of two convertible subordinated promissory notes, in the original principal amounts of $5.5 million and $1 million, respectively, held by CD Entertainment, Ltd., an entity that is an affiliate of Mr. Jeffrey P. Jacobs. The $5.5 million note bears interest at a rate of 7.25% per annum, payable quarterly. The $1 million note bears interest at a rate of 8.5 % annually, payable at maturity. The $5.5 million note matures September 30, 2000, and the $1 million note matures August 26, 2000. The outstanding principal balance and accrued interest thereon is convertible into shares of Class A and Class B Common Stock at $11.59 per share for the $5.5 million note, and $1.65 per share for the $1 million note.

     DIVERSIFIED OPPORTUNITIES GROUP LTD. Pursuant to an agreement to provide credit support to the Company, Diversified Opportunities Group Ltd. ("Diversified"), an affiliate of Mr. Jeffrey P. Jacobs, receives an annual fee equal to 3% of the amount of any letters of credit or guarantees provided to the Company (subject, in the case of a letter of credit, to a minimum annual fee of $50,000). Diversified deferred the guaranteed fees for 1998.

                      COMPANY STOCK PRICE PERFORMANCE
             COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

     The following graph compares the cumulative total shareholder return for the Company's Common Stock since the Company's shares began trading on March 18, 1997 to the cumulative total returns of (i) the NASDAQ Market Index and
(ii) a Peer Group Index comprised of the following gaming and horse racing companies: Churchill Downs, Inc., Dover Downs, Inc., and Penn National Gaming, Inc


[PERFORMANCE GRAPH]


                                 03/18/97      12/31/97      12/31/98
                                 --------      --------      --------
Colonial Downs Holdings, Inc.      100.0         36.8           5.3
NASDAQ Market Index                100.0        123.7         172.7
Peer Group                         100.0         79.3         117.9

Notes:

A. The initial price determination for Colonial Downs Holdings, Inc. was determined using the closing price of Colonial Downs on March 18, 1997, its first day of trading.

B.  The index level was set to 100.0 on March 18, 1997.

                                  OTHER MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act requires the Company's executive officers and directors and persons who own more than ten percent of the Company's Common Stock file reports of ownership and changes in ownership of the Company's Common Stock and any other equity securities of the Company with the Securities and Exchange Commission (SEC) and the NASDAQ National Market. Executive officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of Forms 3, 4 and 5 furnished to the Company, or written representations from certain reporting persons that no such forms were required to be filed by such persons, the Company believes that all its executive officers, directors and greater than 10% shareholders complied with all filing requirements applicable to them during 1998.

MAILING OF MATERIALS; OTHER BUSINESS

     The Company has mailed a 1998 Annual Report to Shareholders and a proxy Card together with this proxy statement to all shareholders of record at the close of business on June 1, 1999. The only business to come before the meeting of which management is aware is set forth in this proxy statement. If any other business does properly come before the Meeting or any postponement or adjournment thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.

SHAREHOLDER PROPOSALS

     It is presently anticipated that the 2000 Annual Meeting of Shareholders will be held on July 5, 2000. In order for shareholder proposals to be included in the proxy material for that meeting, such proposals must be received by the Secretary of the Company prior to March 8, 2000. A shareholder must state: (a) a description of the business to be brought, (b) the name and address of the shareholder, (c) a representation that the shareholder is entitled to vote at the upcoming meeting, (d) the class and number of shares of the Company's stock owned both directly and indirectly by the shareholder, and (e) any material interest in the matter addressed in the proposal.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO DATE, SIGN, AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

                                 FORM 10-K

     THE COMPANY WILL PROVIDE WITHOUT CHARGE UPON WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS), INCLUDING FINANCIAL STATEMENTS, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO THE COMPANY AT 10515 COLONIAL DOWNS PARKWAY, NEW KENT, VA 23124 ATTENTION: CORPORATE SECRETARY.



        22                                                             ANNEX 1
                        AMENDMENT OF STOCK OPTION PLAN
     Section 3 of the 1997 Stock Option Plan is deleted in its entirety and replaced with the following:

     3. STOCK. Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of shares which may be optioned and sold under the Plan is Three Hundred and Ninety-Five Thousand (395,000) shares of authorized, but unissued, or reacquired, par value 0.01 per share, Common Stock.

          If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares which were subject thereto shall, unless the Plan has been terminated, become available for further grant under the Plan.

                       COLONIAL DOWNS HOLDINGS, INC.

     The undersigned hereby appoints Jeffrey P. Jacobs and Ian M. Stewart, and each of them, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all of the shares of Common Stock of Colonial Downs Holdings, Inc., which the undersigned is entitled to vote at the Annual Meeting of Shareholders thereof to be held on July 6, 1999 and at any and all postponements and adjournments thereof, upon the following matters:

     1. For the election of Arnold W. Stansley and William J. Koslo, Jr. to serve as Class II Directors until the Annual Meeting of Shareholders of the Company to be held in the year 2002 and until their successors are elected and qualified:

              For Both Nominees          Against Both Nominees        Abstain
      --------                    -------                       ------

(INSTRUCTIONS: TO VOTE AGAINST ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME BELOW):

     Arnold W. Stansley and William J. Koslo, Jr.

     2. Amendment to increase the number of shares of the Company's stock option plan by 95,000 shares.

              For             Against             Abstain
      --------         -------              ------

     3. Ratification of appointment of BDO Seidman, LLP as the Company's independent auditors for 1999.

              For             Against             Abstain
      --------         -------              ------

     4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting including matters incident to its conduct.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM NO. 1, 2, and 3.

     IF NO SPECIFICATION IS MADE, SUCH PROXY WILL BE VOTED "FOR" SUCH ITEM.


Dated               , 1999
     ---------------

                                    Please sign exactly as name appears on
----------------------------        stock certificate.  If stock is jointly
                                    owned, both parties must sign.
         Signature


----------------------------
         Signature

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS PLEASE DATE,
                   SIGN AND RETURN THIS PROXY PROMPTLY.